Exhibit 10.15

EXECUTION VERSION

LOAN AGREEMENT

between

U.S. BANK NATIONAL ASSOCIATION

and

TALMER BANCORP, INC.

Dated as of December 20, 2013

i

	6.3	Compliance Certificate	31
	6.4	Copies of Other Reports and Correspondence	32
	6.5	Proceedings	32
	6.6	Event of Default; Material Adverse Change	32
	6.7	Issuance of Borrower Capital Instruments	32
	6.8	Other Information Requested by Lender	32
	6.9	Electronic Delivery of Reporting Materials	32

7.	FINANCIAL COVENANTS		33
	7.1	Capitalization	33
	7.2	Risk-Based and Leverage Capital Ratios	33
	7.3	Nonperforming Assets to Tangible Capital	33
	7.4	Reserves to Nonperforming Loans	34
	7.5	Liquidity	34
	7.6	Minimum Fixed Charge Coverage Ratio	34

8.	BORROWER’S DEFAULT		35
	8.1	Borrower’s Defaults and Lender’s Remedies	35
	8.2	Protective Advances	38
	8.3	Other Remedies	38
	8.4	No Lender Liability	38
	8.5	Lender’s Fees and Expenses	38

9.	MISCELLANEOUS		38
	9.1	Indemnification	38
	9.2	Assignment and Participation	38
	9.3	Prohibition on Assignment	39
	9.4	Time of the Essence	39
	9.5	No Waiver	39
	9.6	Severability	40
	9.7	Usury; Revival of Liabilities	40
	9.8	Notices and Electronic Communications	41
	9.9	Successors and Assigns	43
	9.10	No Joint Venture	43
	9.11	Brokerage Commissions	43
	9.12	Publicity	43
	9.13	Documentation	43
	9.14	Additional Assurances; Right of Set-off	43
	9.15	Entire Agreement	44
	9.16	Choice of Law, Jurisdiction and Venue	44
	9.17	No Advisory or Fiduciary Responsibility	45
	9.18	No Third Party Beneficiary	45
	9.19	Legal Tender of United States	45
	9.20	Captions; Counterparts	45
	9.21	Knowledge; Discretion	45
	9.22	WAIVER OF CONSEQUENTIAL DAMAGES, ETC.	46
	9.23	WAIVER OF RIGHT TO JURY TRIAL	46

ii

EXHIBITS:

A	Form of Borrowing Notice
B	Form of Note
C	Form of Opinion of Borrower’s Counsel
D	Form of Quarterly Compliance Certificate

DISCLOSURE SCHEDULES:

4.1.2	Capital Stock of Subsidiary Banks
4.1.3	Information regarding the Property of the Borrower and Subsidiary Banks
4.5.1	Financing Statements
4.7.1	Compliance with Law
4.7.2	Taxes
4.7.3	Regulatory Enforcement Actions
4.7.4	Pending Litigation
4.7.6	ERISA
5.2.3	Indebtedness
5.2.7	Other Matters

iii

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is dated as of December 20, 2013 and is made by and between TALMER BANCORP, INC., a Michigan corporation (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”).

R E C I T A L S:

A.                                    Borrower is a bank holding company that owns 100% of the issued and outstanding capital stock of TALMER BANK AND TRUST (“Talmer Bank”), a Michigan chartered state bank that is not a member of the Federal Reserve, and FIRST PLACE BANK, a federally-chartered saving and loan association (“First Place” and together with Talmer Bank, the “Subsidiary Banks”).  Talmer Bank maintains its principal banking offices in Troy, Michigan and First Place maintains its principal banking offices in Warren, Ohio.  The issued and outstanding Equity Interests of the Subsidiary Banks and any other depository institution Subsidiary of Borrower are referred to as the “Subsidiary Bank Shares.”

B.                                    Borrower has requested that Lender provide it with a revolving credit facility (the “Loan”) in the maximum principal amount of $35,000,000 (the “Maximum Principal Amount”).

C.                                    The proceeds from the Loan shall be used by Borrower for general short term corporate purposes including to fund capital infusions into any depository institution Subsidiary pending the completion of one or more capital formation transactions.

D.                                    Lender is willing to lend to Borrower up to the Maximum Principal Amount under the Loan in accordance with the terms, subject to the conditions, and in reliance on the recitals, representations, warranties, covenants and agreements set forth herein and in the other Transaction Documents (as defined below).

THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.                                      DEFINITIONS.

1.1                               Defined Terms.  The following capitalized terms generally used in this Agreement and in the other Transaction Documents have the meanings defined or referenced below.  Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, (i) with respect to any entity, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified including any parent or subsidiary corporation, and (ii) with respect to any individual, such individual’s immediate family members, partners, agents and representatives.

“Allowance for Loan Losses” has the meaning ascribed to such term in Section 7.3.

“Assignee Lender” has the meaning ascribed to such term in Section 9.2.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

 “Borrower” has the meaning ascribed to such term in the preamble hereto and shall include any successor to Talmer Bancorp, Inc. or such other Person that shall assume the obligations of the borrower under the Transaction Documents in accordance with the express terms of such Transaction Documents.

“Borrower 2012 Financial Statements” has the meaning ascribed to such term in Section 4.4.

“Borrower 2012 Financial Statements Date” has the meaning ascribed to such term in Section 4.4.

“Borrower Financial Statements” has the meaning ascribed to such term in Section 4.4.

“Borrower’s Accountant” means Crowe Horwath LLP or such other nationally recognized firm of certified public accountants selected by Borrower as shall from time to time audit Borrower.

“Borrower’s Liabilities” means Borrower’s obligations under this Agreement and any other Transaction Documents.

“Borrowing Date” means the date any borrowing is disbursed or renewed.

“Borrowing Notice” shall mean a properly completed notice in the form attached as Exhibit A hereto or a verbal notice conveyed to Lender in accordance with its disbursement procedures from time to time.

“Borrowing Tranche” means a disbursement of proceeds under the Loan pursuant to this Agreement and, where applicable, the renewal of any such disbursement or portion thereof pursuant to this Agreement.

“Business Day” means a day of the week (but not a Saturday, Sunday or a legal holiday under the laws of the State of New York or any other day on which banking institutions located in New York are authorized or required by law or other governmental action to close) on which the Chicago, Illinois offices of Lender are open to the public for carrying on substantially all of its business functions.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“CFPB” means the Consumer Financial Protection Bureau.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, treaty or related guidance, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental or similar authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental or similar authority; provided, however, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing” means the meaning ascribed to such term in Section 2.5.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended or recodified.

“Code Provisions” has the meaning ascribed to such term in Section 8.1.1.15.

“Condition or Release” means any presence, use, storage, transportation, discharge, disposal, release or threatened release of any Hazardous Materials.

“Control” means the possession, directly or indirectly, of the power to direct, cause or influence the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” has the meaning ascribed to such term in Section 8.1.1.

“Default Rate” has the meaning ascribed to such term in Section 2.6.

“Disclosure Schedule” means, in aggregate, the disclosures contemplated herein as included in the Disclosure Schedule, which has been delivered in connection with the execution of this Agreement.

 “Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Equity Interest” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified.

“ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA) which together with Borrower would be a member of the same “controlled group” within the meaning of Sections 414(b), (m), (c) and (o) of the Code.

“Event of Default” has the meaning ascribed to such term in Section 8.1.1.

“FDIC” means the Federal Deposit Insurance Corporation and any successor to such agency.

“FDI Act” means the Federal Deposit Insurance Act, as amended or recodified.

“First Place” has the meaning ascribed to such term in the recitals hereto and shall include any successor to and First Place other than Talmer Bank.

“Fixed Charge Coverage Ratio” has the meaning ascribed to such term in Section 7.6.

“FRB” means the Board of Governors of the Federal Reserve System and shall include any other Governmental Agency that serves as the primary federal regulator of Borrower from time to time when the Loan is outstanding.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency including, without limitation, the FRB, the OCC, the FDIC, the CFPB, the SEC and the Michigan DIFS.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radiologically enhanced or contaminated materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Claims” has the meaning ascribed to such term in Section 4.7.7.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including, without limitation:  the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments as the debtor thereunder (other than any letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued or undertaken in good faith in the ordinary course of business consistent with past practice among any depository institution Subsidiary and its customers);

(c)                                            net obligations of such Person under any Swap Contract (other than any Swap Contract entered into in good faith in the ordinary course of business consistent with past practice among any depository institution Subsidiary and its customers);

(d)                                           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was due by its terms);

(e)                                            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                             all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g)                                            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)                                           all Guarantees of such Person in respect of any of the foregoing,

provided, however, Indebtedness shall not include:

(1) deposits or other indebtedness incurred in good faith and in the ordinary course of Borrower’s or any such Subsidiary’s business consistent with past practice (including, without limitation, indebtedness to the FRB, federal funds purchased, advances from any Federal Home Loan Bank, brokered deposits and secured deposits of municipalities;

(2) indebtedness that is unsecured and expressly subordinate and junior in all respects (including, without limitation, with respect to the right of payment) to the Loan, including the Junior Indebtedness;

(3) purchase money obligations incurred in the ordinary course of business consistent with past practice, which obligations (A) shall not, in the aggregate, exceed $5,000,000 and (B) may include liens, encumbrances or similar interests in the property that is acquired in connection with such obligations;

(4) other obligations of any depository institution Subsidiary and its customers under any Swap Contract entered into in good faith in the ordinary course of business consistent with past practice;

(5) the indebtedness of any depository institution Subsidiary that constitutes securities sold under agreements to repurchase, so long as such indebtedness is incurred in the ordinary course of business of such Subsidiary;

(6) any loans granted to, or Lease obligations (capitalized or otherwise) now existing for the purchase or lease of any property or assets, including but not limited to such Lease obligations for expansion of any of Borrower’s or its Subsidiaries’ existing facilities, which loans and Lease obligations shall only be secured by the property or assets being purchased or leased.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract (other than any Swap Contract entered into in good faith in the ordinary course of business consistent with past practice among any depository institution Subsidiary and its customers) on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Initial Disbursement” has the meaning ascribed to such term in Section 3.2.

“Instructions” means disbursement instructions given by Borrower to Lender specifying the manner in which proceeds of the Loan, if any, should be disbursed at Closing.

“Interim Financial Statements” has the meaning ascribed to such term in Section 4.4.

“Junior Indebtedness” means either collectively or individually, as applicable (a) the Fixed Floating Rate Junior Subordinated Deferrable Interest Debentures due 2035, issued by Borrower, (b) the Fixed Floating Rate Junior Subordinated Debt Securities due 2034, the Floating Rate Junior Subordinated Debt Securities due 2034, issued by Borrower.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Lender” has the meaning ascribed to such term in the preamble hereto.

“Liquid Assets” has the meaning ascribed to such term in Section 7.5.

“Loan” has the meaning ascribed to such term in the recitals hereto.

“Maturity Date” means December 19, 2014.

“Michigan DIFS” means the Michigan Department of Insurance and Financial Services and shall include any other Governmental Agency that serves as the chartering regulatory agency of Talmer Bank from time to time when the Loan is outstanding.

“Measurement Period” has the meaning ascribed to such term in Section 7.6.

“New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Nonperforming Assets” has the meaning ascribed to such term in Section 7.3.

“Nonperforming Loans” has the meaning ascribed to such term in Section 7.4.

“Note” shall mean a promissory note in the form attached as Exhibit B hereto in the original principal amount of the Loan, as amended, restated, supplemented or modified from time to time, and each note delivered in substitution or exchange for such note.

“OCC” means the Office of the Comptroller of the Currency and any successor to such agency.

“Permitted Lien” means:

(a) liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b) other statutory liens incidental to the conduct of the Borrower’s or the any depository institution Subsidiary’s business or the ownership of their properties and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower incurred in the ordinary course of business and in compliance with applicable laws;

(d) liens on property or assets of any Subsidiary to secure obligations incurred pursuant to clauses (1), (3) and (4) of the definition of “Indebtedness” hereof;

(e) liens granted to secure any deposit liabilities with any Governmental Agency;

(f) any lien existing on the Closing Date that is set forth in Section 4.5.1 of the Disclosure Schedules and replacements, extensions, renewals, refundings or refinancings thereof;

(g) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of Borrower or any Subsidiary; or

(h) purchase money liens on fixed assets securing the loans and Capitalized Lease Obligations, provided that such lien is limited to the purchase price and only attaches to the property being acquired.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Property” means any real property owned or leased by Borrower or any Subsidiary.

“Reprice Date” means the first day of each month.  If the initial advance under this Note occurs other than on the Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect until the next Reprice Date.  Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“RICO Related Law” means the Racketeer Influenced and Corrupt Organizations Act of 1970 or any other federal, state or local law for which forfeiture of assets is a potential penalty.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means the Subsidiary Banks and any other corporation or other entity of which any Equity Interest is directly or indirectly owned and controlled by Borrower.

“Subsidiary Banks” has the meaning ascribed to such term in the recitals hereto and shall include any successor to Talmer Bank and First Place.

“Subsidiary Bank Shares” has the meaning ascribed to such term in the recitals hereto and shall include the capital stock and other Equity Interests of any other depository institution Subsidiary of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender or any Affiliate of Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Talmer Bank” has the meaning ascribed to such term in the recitals hereto and shall include any successor to Talmer Bank.

“Tangible Primary Capital” has the meaning ascribed to such term in Section 7.3.

“Total Risk-Based Capital Ratio” has the meaning ascribed to such term in Section 7.2.

“Transaction Documents” means this Agreement, the Note and those other documents and instruments (including, all agreements, instruments, certificates and documents executed by and/or on behalf of Borrower or any Subsidiary Bank in connection with this Agreement and the Note) entered into or delivered in connection with or relating to the Loan.  Transaction Documents shall include any Swap Contract between Borrower and Lender (including any Affiliate of Lender).

“UCC” shall mean the Uniform Commercial Code as enacted in the State of New York, as amended or recodified.

“Unmatured Event of Default” means an event or circumstance that with the passage of time, the giving of notice or both could become an Event of Default.

1.2                               Certain UCC and Accounting Terms; Interpretations.  Except as otherwise defined in this Agreement or the other Transaction Documents, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefore (if any) in the UCC.  Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.”  All references to time of day herein are references to New York, New York time unless otherwise specifically provided.  Any reference contained herein to attorneys’ fees and expenses shall be deemed to be reasonable out-of-pocket fees and expenses of Lender’s outside counsel and of any other third-party experts or consultants reasonably engaged by Lender’s outside counsel on Lender’s behalf.  All references to a Transaction Document shall be deemed to be to such document as amended, modified or restated from time to time.  With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

1.3                               Exhibits and Schedules Incorporated.  All Exhibits and Schedules attached hereto or referenced herein, are hereby incorporated into this Agreement.

2.                                      CREDIT FACILITY.

2.1                               The Loan.  From the date hereof until the Maturity Date, Lender agrees to extend the Loan to Borrower from time to time in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Note and the other Transaction Documents.  Interest on each advance hereunder shall accrue at an annual rate equal to 3.00% plus the one-month LIBOR rate quoted by Lender from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset monthly on each Reprice Date.  For avoidance of doubt, the Loan is a revolving credit facility and Borrower may borrow, repay and re-borrow principal amounts under the Loan.  The unpaid principal balance plus all accrued but unpaid interest on the Loan shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Note and this Agreement.  Notwithstanding the foregoing, Borrower shall maintain a principal balance of $0.00 (zero) outstanding under the Loan for a period of at least 30 consecutive calendar days during the term of the Loan.

2.2                               The Note.  The Loan shall be evidenced by the Note.

2.3                               Payments and Maturity Date.  On the Maturity Date, all sums due and owing under this Agreement and the other Transaction Documents with respect to the Loan shall be repaid in full.  In addition, the 10th Business Day following the completion of the capital formation transaction that result in total aggregate net cash proceeds (including the proceeds to Borrower from all capital formation transactions that occur after the date hereof) to the Borrower of $50,000,000 or more Borrower shall repay all outstanding Borrower Liabilities.  Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the terms of the Loan past its Maturity Date, unless Borrower and Lender hereafter specifically otherwise agree in writing.  Lender acknowledges that the Loan is a revolving credit facility and Borrower may borrow, repay and re-borrow principal amounts under the Loan in accordance with the terms of the Transaction Documents.

2.4                               Facility Fee.  Borrower shall pay Lender a non-refundable facility fee equal to $210,000 at Closing.  Lender agrees and acknowledges that the $35,000 commitment fee paid by Borrower to Lender in connection with the acceptance of the proposal for this Loan shall be credited to such facility fee amount. The foregoing fee shall be fully earned when paid and shall not be refunded for any reason.

2.5                               The Closing.  The establishment of the revolving credit facility shall occur at the closing (the “Closing”) which will occur at the offices of Kirkland & Ellis LLP, counsel to Lender, at 300 North LaSalle Street, Suite 2400, Chicago, Illinois at 9:30 a.m. (local time) on the Closing Date, or at such other place, date, time or manner (including remotely via the electronic or other exchange of documents and signature pages) as the parties hereto may agree, and may include the disbursement of the proceeds of the Loan in accordance with the Instructions, if any, received at least one Business Day prior to Closing.  Lender is hereby authorized to rely upon Instructions, Borrowing Notices and other written communications concerning the Loan delivered by any authorized officer of Borrower, including David Provost, Dennis Klaeser, Peter Root, Katie Wendt and any other officer designated on the Notice of Authorized Officers delivered by Borrower from time to time, and such additional authorized agents as any of the above-referenced officers of Borrower shall designate, in writing, to Lender from time to time.

2.6                               Interest Matters.  Interest is payable beginning December 31, 2013, and on the same date of each consecutive third month thereafter (except that if a given month does not have such a date, the last day of such month), plus a final interest payment with the payment of principal on the Maturity Date.  Principal is payable on the Maturity Date.

2.6.1                     Default Interest.  Notwithstanding the rates of interest and the payment dates specified in this Section 2.6, at the option of the Lender effective immediately upon notice to the Borrower after the occurrence and during the continuance of any Event of Default, the principal balance of the Loan then outstanding and, to the extent permitted by applicable law, any interest payments not paid within five days after the same becomes due shall bear interest payable upon demand at a rate which is 3% per annum in excess of the rate of interest otherwise payable under this Agreement (the “Default Rate”).  In addition, all other amounts due to Lender (whether directly or for reimbursement) under this Agreement or any of the other Transaction Documents, if not paid when due or, in the event no time period is expressed, if not paid within five days after written notice from Lender that the same has become due, at the option of the Lender immediately upon notice to the Borrower, shall thereafter bear interest at the foregoing Default Rate.  Finally, any amount due on the Maturity Date which is not then paid shall also bear interest thereafter at the Default Rate.

2.6.2                     Computation of Interest.  Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days.  In computing interest, the date of funding shall be included and the date of payment (with respect to the amount timely paid on such date) shall be excluded; provided, however, that if any funding is repaid on the same day on which it is made, one day’s interest shall be paid thereon.  The parties hereto intend to conform strictly to applicable usury laws as in effect from time to time during the term of the Loan.  Accordingly, if the transaction contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement or the Note, Borrower and Lender agree that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under or in connection with this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to Borrower by Lender (or if such consideration shall have been paid in full, such excess refunded to Borrower by Lender).

2.7                               Certain Provisions Regarding Taxes, Yield Protection and Illegality.

2.7.1                     Changes; Legal Restrictions.  In the event the adoption of or any change in any law, treaty, rule, regulation, guideline or the interpretation or application thereof by a Governmental Agency (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) either (a) subjects Lender to any tax (other than income taxes or franchise taxes not specifically based on loan transactions), duty or other charge of any kind with respect to any LIBOR rate Borrowing Tranche or changes the basis of taxation (other than with respect to income taxes or franchise taxes not specifically based on loan transactions) of payments to Lender of principal, fees, interest or any other amount payable in connection with a LIBOR rate Borrowing Tranche, or (b) imposes on Lender any other condition materially more burdensome in nature, extent or consequence than those in existence as of the date of this Agreement, and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining any LIBOR rate Borrowing Tranches or to reduce any amount receivable thereunder; then, in any such case, Borrower shall promptly pay to Lender, as applicable, upon demand, such amount or amounts as may be necessary to compensate Lender for any such additional cost incurred or reduced amounts received.

2.7.2                     LIBOR Rate Lending Unlawful.  If Lender shall determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding in the absence of readily demonstrable error) that the adoption of or any change in any law, treaty, rule, regulation, guideline or in the interpretation or application thereof by any Governmental Agency makes it unlawful for Lender to make or maintain any LIBOR rate Borrowing Tranche, (a) the obligation of Lender to make or continue any LIBOR rate Borrowing Tranche shall, upon such determination, forthwith be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and (b) if required by such law, interpretation or application, all LIBOR rate Borrowing Tranches shall automatically convert into non-LIBOR rate Borrowing Tranches in a manner that the interest rate thereon will reasonably approximate the total interest rate payable immediately prior to such circumstance as reasonably determined by Lender.

2.7.3                     Unascertainable Interest Rate.  If Lender shall have determined in good faith that adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR rate Borrowing Tranches, then, upon notice from Lender to Borrower, the obligations of Lender to make or continue LIBOR rate Borrowing Tranches shall forthwith be suspended, and thereafter the Loan shall continue as non-LIBOR rate Borrowing Tranches in a manner that the interest rate thereon will reasonably approximate the total interest rate payable immediately prior to such circumstance as reasonably determined by Lender until Lender shall notify Borrower that the circumstances causing such suspension no longer exist.  Lender will give such notice when it determines, in good faith, that such circumstances no longer exist; provided, however, that Lender shall not have any liability with respect to any delay in giving such notice.

2.7.4                     Reserved.

2.7.5                     Increased Costs; Reserves on LIBOR Rate Borrowing Tranches.

2.7.5.1                                                           Increased Costs Generally.  If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement contemplated by Section 2.7.5.5); (b) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR rate Borrowing Tranche made by it, or change the basis of taxation of payments to Lender in respect thereof; or (c) impose on any Lender or the London Inter-Bank Eurodollar Market any other condition, cost or expense affecting this Agreement or LIBOR rate Borrowing Tranches made by Lender and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining the Loan based on the LIBOR rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender, such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

2.7.5.2                                                           Capital Requirements.  If Lender determines that any Change in Law affecting Lender or any lending office of Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

2.7.5.3                                                           Certificates for Reimbursement.  A certificate of Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 2.7.5.1 or Section 2.7.5.2 and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof if and to the extent that such certificate is delivered within 180 days of the circumstance giving rise to such change.

2.7.5.4                                                           Delay in Requests.  Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation so long as such request complies with 2.7.5.3.

2.7.5.5                                                           Reserves on LIBOR Rate Tranches.  Borrower shall pay to Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including LIBOR funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR rate Borrowing Tranche equal to the actual costs of such reserves allocated to the Loan by Lender (as determined by Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided, however, Borrower shall have received at least 10 days’ prior notice of such additional interest from Lender and such notice shall be deliver within 180 days of the relevant interest being accrued.  If Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest shall be due and payable 10 days from receipt of such notice.

2.7.5.6                                                           Reserved.

2.7.5.7                                                           Survival.  All of Borrower’s obligations under this Section 2.7 shall survive termination of this Agreement, and repayment of the Loan hereunder.

2.8                               Payments.  Borrower agrees that matters concerning prepayments, payments and application of payments shall be in accordance with Lender’s practices set forth in this Agreement and in the other Transaction Documents.

2.8.1                     Prepayment.  Subject to Section 2.7 hereof and the immediately following sentence, Borrower may, upon at least one Business Day’s notice to Lender, prepay, without penalty, all or a portion of the principal amount outstanding under the Note in a minimum aggregate amount of $100,000 or any larger integral multiple of $100,000 by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to the date of prepayment.  Amounts that are prepaid under the Note may be reborrowed.

2.8.2                     Manner and Time of Payment.  All payments of principal, interest and fees hereunder payable to Lender shall be made, without condition or reservation of right and free of set-off or counterclaim, in U.S. dollars and by wire transfer (pursuant to Lender’s written wire transfer instructions) of immediately available funds delivered to Lender not later than 11:00 a.m. (Central time) on the date due.  Funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.

2.8.3                     Payments on Non-Business Days.  Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

2.8.4                     Application of Payments.  All payments received by Lender from or on behalf of Borrower shall be applied first to amounts due to Lender to reimburse Lender’s costs and expenses, including those pursuant to Section 5.5 or Section 8.5 and, second to accrued interest under the Note, and third to principal amounts outstanding under the Note; provided, however, subject to Section 8.1.2 of this Agreement, that after the date on which the final payment of principal with respect to the Loan is due or following and during any Event of Default, all payments received on account of Borrower’s Liabilities shall be applied in whatever order, combination and amounts as Lender, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing to Lender.

3.                                      DISBURSEMENTS.

3.1                               Initial and Subsequent Disbursements.  Following the Closing and the delivery of all items required by Section 3, at such time, and from time to time, as all of the terms and conditions in Section 3.3 have been satisfied by Borrower and Borrower has executed and delivered to Lender each of the Transaction Documents and any other related documents in form and substance reasonably satisfactory to Lender, Lender shall disburse to Borrower an amount up to the Maximum Principal Amount.  In the event Borrower fails to satisfy any disbursement conditions, Borrower nevertheless shall pay all costs and expenses incurred by Lender in connection with the transactions contemplated herein promptly upon receipt of an invoice therefore from Lender.

3.2                               Closing Deliveries.  In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, at the Closing and as a condition of any disbursement to be made pursuant to this Agreement (the “Initial Disbursement”), Borrower shall deliver or cause to be delivered to Lender each of the following, each of which shall be in form and substance satisfactory to Lender, in its reasonable discretion:

3.2.1                     Searches.  Such UCC, tax lien and judgment searches regarding Borrower pertaining to the jurisdictions in which Borrower is organized and headquartered.

3.2.2                     Opinions.  An opinion of counsel of Borrower in substantially the form attached as Exhibit C hereto and otherwise reasonably satisfactory to Lender, dated as of the Closing Date.

3.2.3                     Transaction Documents.  The Transaction Documents, including the Note.

3.2.4                     Authority Documents.

3.2.4.1                                                           Copies certified by the appropriate secretary of state or Governmental Agency of (i) the articles of incorporation of Borrower, and (ii) the charter of each Subsidiary Bank.

3.2.4.2                                                           Certificates for (i) Borrower issued by the Secretary of State of the states of Michigan and (ii) each Subsidiary Bank issued by the Michigan DIFS or the OCC, in each case, evidencing the existence and good standing of Borrower or Subsidiary Bank, as applicable.

3.2.4.3                                                           Copies certified by the Secretary or an Assistant Secretary of Borrower of the Bylaws of Borrower and each Subsidiary Bank.

3.2.4.4                                                           Copies certified by the Secretary or an Assistant Secretary of Borrower of resolutions of the board of directors of Borrower authorizing the execution, delivery and performance of this Agreement, the Note and the other Transaction Documents.

3.2.4.5                                                           An incumbency certificate of the Secretary or an Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Note and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

3.2.5                     Regulatory Consents.  Copies certified by the Secretary or an Assistant Secretary of Borrower and each Subsidiary Bank of all documents evidencing all necessary consents, approvals and determinations of any Governmental Agency with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby to the extent such consents, approval and determinations are required to be received on or prior to the Initial Disbursement.

3.2.6                     Instructions.  The Instructions, if any.

3.2.7                     Fees and Costs of Lender.  Payment of all reasonable costs and expenses incurred by Lender to date in connection with the transactions contemplated herein, including Lender’s reasonable attorneys’ fees and expenses and other reasonable fees and expenses paid or payable to any other parties.

3.2.8                     Other Requirements.  Provided the disclosure of any requested information is not prohibited by any applicable rules, regulations, orders and guidelines of any Governmental Agency, such other additional information regarding Borrower, any Subsidiary Bank and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as Lender may require in its reasonable discretion.

3.2.9                     Other Documents.  Such other instrument, certificates, affidavits, schedules, resolutions, opinions, notes and/or other documents that are provided for hereunder or as Lender may reasonably request.

3.3                               Conditions to All Disbursements; Renewals.  Notwithstanding anything to the contrary contained herein, the continued performance, observance and compliance of and with all of the covenants, conditions and agreements of Borrower or any Subsidiary contained herein (whether or not non-performance constitutes an Event of Default) and in the other Transaction Documents shall be further conditions precedent to any disbursements of the proceeds under the Loan.  In addition, Lender shall not be required to disburse proceeds under the Loan at any time that any of the following is true:

3.3.1                     Default.  There exists an Event of Default, a Default or Unmatured Event of Default.

3.3.2                     Legislation or Proceedings.  Any legislation has been passed or any suit or other proceeding has been instituted the effect of which is to prohibit, enjoin (or to declare unlawful or improper) or otherwise materially and adversely affect, in Lender’s reasonable judgment, Borrower’s performance of its obligations hereunder, or any litigation or governmental proceeding has been instituted or threatened against Borrower or any Subsidiary or any of their officers or shareholders which, in the reasonable discretion of Lender, could reasonably be expected to materially and adversely affect the financial condition or operations of Borrower or any Subsidiary.

3.3.3                     Representations and Warranties.  Any representation or warranty of Borrower contained herein or any information set forth in the recitals hereto, shall not be true in all material respects (where not already qualified by materiality, and where already qualified by materiality, shall not be true in all respects) on and as of the date of any Borrowing Tranche, with the same effect as though such representations and warranties had been made, or such information had been presented, on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date.

3.3.4                     Approvals.  All necessary or appropriate actions and proceedings of Governmental Agencies have not been taken in connection with, or relating to, the transactions contemplated hereby and all documents incident thereto have not been completed and tendered for delivery, in substance and form reasonably satisfactory to Lender, including, without limitation, if appropriate in the reasonable opinion of Lender, Lender’s failure to have received evidence of all necessary approvals from Governmental Agencies.

3.3.5                     Other Documents.  Lender has not received in substance and form reasonably satisfactory to Lender, all instruments, certificates, affidavits, schedules, resolutions, opinions, notes, and/or other documents which are required hereunder or which it may reasonably request.

Lender’s refusal to disburse any proceeds of the Loan on account of the provisions of this Section 3.3 shall not alter or diminish any of Borrower’s other obligations hereunder or otherwise prevent any breach or default of Borrower hereunder from becoming an Event of Default.  Each Borrowing Notice submitted by Borrower hereunder shall constitute an affirmation that Borrower has performed, observed and complied with its covenants, conditions and agreements contained herein in all material respects.

4.                                      GENERAL REPRESENTATIONS AND WARRANTIES.  Borrower hereby covenants, represents and warrants to Lender as follows:

4.1                               Organization and Authority.

4.1.1                     Organization Matters.  Borrower (a) is a corporation duly organized and validly existing under the laws of the State of Michigan; (b) is duly qualified as a foreign corporation and in good standing in all jurisdictions in which it is doing business except where the failure to so qualify would not have a material adverse effect upon the financial condition, business or operations of Borrower; (c) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted, and to enter into this Agreement and the other Transaction Documents to which it is a party; and (d) is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  Each Subsidiary Bank and each other Subsidiary is duly organized, validly existing and chartered under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted, and to enter into the Transaction Documents to which it is a party.  The deposit accounts of each depository institution Subsidiary are insured by the FDIC to the fullest extent permitted by applicable law.  Borrower and each depository institution Subsidiary have made payment of all franchise and similar taxes in the states of Michigan, Ohio, Wisconsin and Illinois, and in all of the other respective jurisdictions in which they are incorporated, chartered or qualified, except for any such taxes (i) where the failure to pay such taxes will not have a material adverse effect upon the financial condition, business or operations of Borrower or any depository institution Subsidiary, (ii) the validity of which is being contested in good faith and (iii) for which proper reserves have been set aside on the books of Borrower or such Subsidiary, as the case may be.

4.1.2                     Capital Stock of the Subsidiary Banks.  All of the Subsidiary Bank Shares have been duly authorized, legally and validly issued, fully paid and nonassessable and all of the issued and outstanding Subsidiary Bank Shares are owned by Borrower free and clear of all pledges, liens, security interests, charges or encumbrances, and following the Closing Date, Borrower will own the Subsidiary Bank Shares free and clear of all pledges, liens, security interests, charges or encumbrances.  All Subsidiary Bank Shares are common shares.  None of the Subsidiary Bank Shares have been issued in violation of any shareholder’s preemptive rights.  Section 4.1.2 of the Disclosure Schedule correctly sets forth a list of each class of stock of each depository institution Subsidiary as well as the owners of record and beneficial owners thereof, including the number of shares held by each, and, except as otherwise stated in Section 4.1.2 of the Disclosure Schedule, there is no plan, agreement or understanding providing for, or contemplating, the issuance of any additional shares of capital stock of any depository institution Subsidiary.  Except as otherwise stated in Section 4.1.2 of the Disclosure Schedule, there are no outstanding options, rights, warrants or other agreements or instruments obligating any depository institution Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of a depository institution Subsidiary.

4.1.3                     Subsidiaries.  Each of Borrower’s Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization; and each Subsidiary has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to conduct its business and own its properties, in each case, except where the failure to so qualify would not have a material adverse effect upon the financial condition, business or operations of such Subsidiary.  As of the Closing Date, Section 4.1.3 of the Disclosure Schedule correctly sets forth the state or states in which Subsidiary owns, leases, operates, maintains, controls or otherwise has an interest in any bank or branch offices, loan production offices, deposit production offices, remote service units for the production of deposits or loans, or any ATMs, and the state or states in which such Subsidiary owns or leases any Property used in its operations.

4.2                               No Impediment to Transactions.

4.2.1                     Transaction is Legal and Authorized.  The borrowing of the principal amount of the Loan, the execution of this Agreement and the other Transaction Documents and compliance by Borrower with all of the provisions of this Agreement and of the other Transaction Documents are within the corporate and other powers of Borrower.  This Agreement and the other Transaction Documents to which Borrower is a party have been duly authorized, executed and delivered by Borrower, and are the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms.

4.2.2                     No Defaults or Restrictions.  Neither the execution and delivery of the Transaction Documents nor compliance with their terms and conditions will (a) result in a material breach of, or constitute a material default under: (i) the certificate of incorporation or bylaws of Borrower or any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other material agreement or instrument to which Borrower or any Subsidiary is now a party or by which any of them or any of their properties may be bound or affected; (ii) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency; or (iii) any statute, rule or regulation applicable to Borrower, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Borrower or any Subsidiary.  None of Borrower or any Subsidiary is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or their properties may be bound or affected that could reasonably be expected to have a material adverse effect upon the financial condition, business or operations of Borrower or such Subsidiary.

4.2.3                     Governmental Consent.  No material governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Borrower or any Subsidiary and no registrations or declarations are required to be filed by Borrower or any Subsidiary in connection with, or contemplation of, the execution and delivery of, and performance under, this Agreement and the other Transaction Documents that have not already been obtained or completed.

4.3                               Purposes of the Loan.

4.3.1                     Use of Proceeds.  Borrower shall use the proceeds of the Loan for general corporate purposes, including, without limitation, to fund a capital infusion into any depository institution Subsidiary.  Borrower does not own any “margin security” as such term is defined in Regulation U of the FRB.  Borrower will not use any part of the proceeds of the Loan (a) directly or indirectly to purchase or carry any margin security or reduce or retire any indebtedness originally incurred to purchase any such margin security within the meaning of Regulation U of the FRB, or (b) so as to involve Borrower or Lender in a violation of Regulation U of the FRB. Borrower agrees to execute, or cause to be executed, all instruments necessary to comply with all of the requirements of Regulation U of the FRB.

4.3.2                     Usury.  None of the amounts to be received by Lender as interest under the Note or any other Transaction Document is usurious or illegal under applicable law.

4.4                               Financial Condition.

4.4.1                           Borrower Financial Statements.  Borrower has delivered to Lender copies of the consolidated financial statements of Borrower (which financial statements shall include the financial statement accounts and information of the Subsidiary Banks) as of and for the year ending December 31, 2012 (the “Borrower 2012 Financial Statement Date”), audited by Borrower’s Accountant (the “Borrower 2012 Financial Statements”).  The Borrower 2012 Financial Statements are true and correct in material respects and prepared in accordance with the respective books of account and records of Borrower and its Subsidiaries and have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and fairly and accurately present, in all material respects, the financial condition of Borrower and its Subsidiaries and their assets and liabilities and the results of their operations as of such date and for the fiscal year then ended.  In addition, Borrower has delivered to Lender copies of the call reports filed by each Subsidiary Bank and copies of the quarterly financial reports filed by the Borrower with the applicable federal regulator, in each case for the quarterly period ending September 30, 2013 (such call reports and regulatory filings, “Interim Financial Statements” and together with the Borrower 2012 Financial Statements, the “Borrower Financial Statements”).  The Borrower Interim Financial Statements are true and correct in material respects and have been prepared in accordance with the respective books of account and records of Borrower and its Subsidiaries and in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately present in all material respects the financial condition of Borrower and each Subsidiary Bank and their respective assets and liabilities and the results of their respective operations as of such date.  The Borrower Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower in accordance with GAAP and applicable banking regulations, rules, and guidelines, respectively.  None of Borrower or any Subsidiary Bank has any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) that is not provided for or disclosed in the Borrower Financial Statements.

4.4.2                           Absence of Default.  No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower the right to accelerate the maturity of any indebtedness of Borrower for borrowed money.  Borrower is not in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could materially adversely affect Borrower’s properties, financial condition or business operations.

4.4.3                           Loans.  To Borrower’s knowledge, each loan having an outstanding balance of more than $5,000,000 and reflected as an asset of any depository institution Subsidiary in the Borrower Financial Statements is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or limiting creditors’ rights or equitable principles generally.  To Borrower’s knowledge, no obligor named therein is seeking to avoid the enforceability of the terms of any loan, and no loan having an unpaid balance (principal and accrued interest) in excess of $5,000,000 is subject to any defense, offset or counterclaim.

4.4.4                           Allowance for Loan and Lease Losses.  As of the Closing Date, the allowance for loan and lease losses shown in the Borrower Financial Statements is adequate to provide for losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding as of the date of such statements or reports.

4.4.5                           Solvency.  As of the Closing Date, after giving effect to the consummation of the transactions contemplated by this Agreement, Borrower has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature.  No transfer of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower or any Subsidiary.

4.4.6                           Subordination.  The Junior Indebtedness is expressly subordinate and junior in all respects (including, with respect to the right of payment) to the Loan.  The Loan constitutes “Senior Indebtedness” or “Senior Debt”, as applicable, and as defined in each applicable indenture or other similar document evidencing such Junior Indebtedness.

4.5                                     Title to Properties.

4.5.1                           Owned Property.  Borrower and the Subsidiaries have, respectively, good and marketable fee title to all the real property reflected in the Borrower Financial Statements, and good and marketable title to all other property and assets reflected in the Borrower Financial Statements, except for (a) real property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to any depository institution Subsidiary, (b) property or other assets leased by Borrower or any Subsidiary, and (c) property and assets sold or otherwise disposed of for their fair market value subsequent to the date of the Borrower Financial Statements.  Except for property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to any depository institution Subsidiary and property or other assets leased by Borrower or any Subsidiary, all property and assets of any kind (real or personal, tangible or intangible) of Borrower and any Subsidiary are free from any liens, encumbrances or defects in title, except for (a) Permitted Liens (b) such defects in title as would not be reasonably expected to have a material adverse effect upon the financial condition, business or operations of Borrower and (c) pledged assets as described in Section 4.5.1 of the Disclosure Schedule or as may be filed in connection with any Permitted Lien.  Except as identified in Section 4.5.1 of the Disclosure Schedule or otherwise in connection with a Permitted Lien, none of the Borrower or any Subsidiary has signed any financing statement or any pledge agreement authorizing any secured party thereunder to file any such financing statement.

4.5.2                           Leased Property.  For assets or property leased by Borrower or any Subsidiary, Borrower and each such Subsidiary enjoy peaceful and undisturbed possession under all of such Leases under which they are operating, all of which permit the customary operations of Borrower and any Subsidiary, as applicable except where such failure would not have a material adverse effect upon the financial condition, business or operations of Borrower or such Subsidiary.  None of such leases is in material default and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a material default under any thereof except where such failure would not have a material adverse effect upon the financial condition of, business or operations of Borrower or such Subsidiary.

4.6                                     No Material Adverse Change.  Since the Borrower 2012 Financial Statements Date, there have been no material and adverse changes in the assets, liabilities, or financial condition of Borrower or any Subsidiary.

4.7                                     Legal Matters.

4.7.1                           Compliance with Law.  Except as set forth in Section 4.7.1 of the Disclosure Schedule, Borrower and the Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to comply would not materially and adversely affect the financial condition, business or operations of Borrower or any Subsidiary.

4.7.2                           Taxes.  Borrower and each Subsidiary have filed all United States income tax returns and all state and municipal tax returns which are required to be filed, and have paid, or made adequate provision for the payment of, all material taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  Except as disclosed on Section 4.7.2 of the Disclosure Schedule or as otherwise disclosed to Lender in writing after the Closing Date, Borrower is unaware of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service with respect to United States income tax liability of Borrower or any Subsidiary.  To Borrower’s knowledge, Borrower and each Subsidiary have withheld amounts from their employees, shareholders or holders of public deposit accounts and have complied in all material respects with the tax withholding provisions of applicable federal, state and local laws and each has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been made within the time period required by law.

4.7.3                           Regulatory Enforcement Actions.  Except as set forth in Section 4.7.3 of the Disclosure Schedule, none of Borrower, any Subsidiary or any of their respective officers or directors is subject to any action of the type described in Section 8.1.1.9.

4.7.4                           Pending Litigation.  Except as otherwise disclosed in Section 4.7.4 of the Disclosure Schedule, there are no actions, suits, proceedings or written agreements pending, or, to Borrower’s knowledge, threatened or proposed, against Borrower or any Subsidiary at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, will materially and adversely affect the financial condition, business, or operations of any of Borrower or any Subsidiary; and none of Borrower or any Subsidiary is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that, either separately or in the aggregate, will materially and adversely affect the financial condition, business, or operations of Borrower or any Subsidiary.

4.7.5                           RICO.  There are no suits, actions or proceedings pending or, to Borrower’s knowledge, threatened against Borrower or any Subsidiary, or any of the principals thereof, under a RICO Related Law.

4.7.6                           ERISA.  All Employee Benefit Plans (as defined in Section 3(3) of ERISA) established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes are in material compliance with applicable requirements of ERISA, and are in material compliance with applicable requirements (including qualification and non-discrimination requirements) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such plans.  Each Employee Benefit Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in material compliance with each of the requirements of Section 4980B of the Code.  Neither Borrower nor any ERISA Affiliate has failed to make on a timely basis any required contributions or to pay on a timely basis any amounts with respect to any Employee Benefit Plan or ERISA or any other applicable law.  As of the Closing Date, no “reportable event” or non-exempt “prohibited transaction,” as defined in ERISA, has occurred and is continuing as to any Employee Benefit Plan and no excise taxes have been incurred or security is required with respect to any Employee Benefit Plan.  Except as set forth in Section 4.7.6 of the Disclosure Schedule, as of the Closing Date, no Employee Benefit Plan has will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Borrower or any ERISA Affiliate could be liable to any Person under Title IV of ERISA if any such plan were terminated.  All Employee Benefit Plans are funded in accordance with Section 412 of the Code (if applicable).  As of the Closing Date, there would be no obligations under Title IV of ERISA relating to any Employee Benefit Plan that is a multiemployer plan if any such plan were terminated or if Borrower or any ERISA Affiliate withdrew from any such plan.  As of the Closing Date, except as set forth in Section 4.7.6 of the Disclosure Schedule, and except as required by Section 4980B of the Code or applicable state insurance laws, neither Borrower nor any ERISA Affiliate has promised any employee medical coverage after termination of employment, or promised medical coverage to any former employee or other individual not employed by Borrower or any ERISA Affiliate, and neither Borrower nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits to employees after their termination of employment or any other individual not employed by Borrower or any ERISA Affiliate.

4.7.7                           Environmental.  No Property is or, to the best of Borrower’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal or transportation of any Hazardous Materials other than those used, stored and released by Borrower within an office in the ordinary course of business and except as could not reasonably be expected to result in a material liability to the Borrower or any Subsidiary, and neither Borrower nor any Subsidiary has engaged in any such activities each outside of those performed in the ordinary course of business within an office.  Property, and Borrower and each Subsidiary, are in compliance with all Hazardous Materials Laws except as could not reasonably be expected to result in a material liability to the Borrower or any Subsidiary.  There are no claims or actions (“Hazardous Materials Claims”) pending or, to the best of Borrower’s knowledge, threatened, nor have there been any such claims or actions in the past, against Borrower or any Subsidiary or any Property by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law except as could not reasonably be expected to result in a material liability to the Borrower or any Subsidiary.

4.8                                     Borrower Status.

4.8.1                           Reserved.

4.8.2                           Non-Foreign Status.  Borrower is not a nonresident alien for purposes of U.S. income taxation and is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as said terms are defined in the Code or regulations promulgated thereunder).

4.8.3                           Investment Company Act.  Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.8.4                           No Burdensome Agreements.  None of Borrower or any Subsidiary is a party to any written agreement, instrument or undertaking (a) which presently has a material adverse effect upon the financial condition, business or operations of Borrower or any Subsidiary, or (b) under or pursuant to which Borrower or any Subsidiary is or will be required to place (or under which any other Person may place) a lien (other than Permitted Liens) upon any of its properties securing indebtedness either upon demand or upon the happening of a condition, with or without such demand.

4.9                                     No Misstatement.  No information, exhibit, report, schedule or document furnished by Borrower to Lender in connection with the negotiation, execution or performance of this Agreement or the funding of the Loan contains any untrue statement of a material fact, or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Lender.

4.10                              Representations and Warranties Generally.  The representations and warranties set forth in this Agreement or in any other Transaction Document will be true and correct (a) on the date of this Agreement, (b) as otherwise expressly provided herein, and (c) as otherwise provided in the quarterly compliance certificates delivered pursuant to Section 6.3 with the same force and effect as if made on each such date (except for a representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date).  All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding Lender’s review of any documents or materials delivered by Borrower to Lender pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf (and Borrower hereby acknowledges such reliance by Lender in making the Loan and all disbursements thereunder) and, furthermore, shall survive the making of any or all of the disbursements of proceeds under the Loan and continue in full force and effect as long as there remains unpaid any Borrower Liabilities.

5.                                      GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.  Borrower hereby further covenants and agrees with Lender as follows:

5.1                               Compliance with Transaction Documents.  Borrower and each Subsidiary, as applicable, shall comply with, observe and timely perform each and every one of the covenants,

agreements and obligations under each and every one of the Transaction Documents in accordance with the terms of the Transaction Documents including all cure and similar periods set forth in this Agreement.

5.2                               Material Transactions.

5.2.1                     Merger, Consolidation and Sale of Assets.  Without the prior written consent of Lender, Borrower shall not consolidate with or merge with, or sell, lease or otherwise transfer all or substantially all of its assets to, any Person.

5.2.2                     Restricted Payments.  If an Event of Default has occurred and is continuing, Borrower shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock.

5.2.3                     Incurring Debt; Liens.  Without the prior written consent of Lender, which consent shall not be unreasonably withheld, Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to (a) create, assume, incur, have outstanding, or in any manner become liable in respect of any Indebtedness other than (i) as reflected in Section 5.2.3 of the Disclosure Schedule (including, without limitation, any refinancings, renewals, amendments and extensions thereof) and (ii) with respect to the obligations of the type specifically excluded from the definition of “Indebtedness” in this Agreement, or (b) create, assume, incur, suffer or permit to exist any mortgage, pledge, deed of trust, encumbrance (including the lien or retained security title of a conditional vendor), security interest, assignment, lien or charge of any kind or character upon or with respect to any of their real or personal property, including, without limitation, any capital stock owned by Borrower whether owned at the date hereof or hereafter acquired other than Permitted Liens.

5.2.4                     Asset Sales.  Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to dispose of by sale, assignment, lease or otherwise, property or assets now owned or hereafter acquired if such property or assets plus all other properties and assets sold, leased, transferred or otherwise disposed of during the 12-month period ending on the date of such sale, lease or other disposition shall have an aggregate value of more than 10% of the consolidated assets of Borrower as reflected in the most recent balance sheet delivered to Lender (pursuant to Section 6 hereof) prior to the commencement of such period, except that any depository institution Subsidiary may sell assets in the ordinary course of its banking business and consistent with safe and sound banking practices.

5.2.5                     Capital Stock Matters.  Except for repurchases or redemptions of capital stock of departing employees, Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, redeem any of its capital stock or other outstanding securities.

5.2.6                     Making Loans.  Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, make any loans or advances, whether secured or unsecured, to any Person, other than loans or advances made by any depository institution Subsidiary in the ordinary course of business and in accordance in all material respects with safe and sound banking practices and applicable laws and regulations.

5.2.7                     Other Matters.  Except as set forth in Section 5.2.7 of the Disclosure Schedule, Borrower shall notify Lender of any of the following at least 10 days prior to the effectiveness thereof, or, in the case of matters described in clause (c) below for which 10 days’ pre-effectiveness notice is not given to Borrower, as soon as practicable:  (a) any change in the name of Borrower or any Subsidiary; (b) any change in the headquarters or principal place of business of Borrower or any Subsidiary; (c) the issuance, execution or adoption of any formal or informal (whether voluntary or involuntary) regulatory action with respect to Borrower or any Subsidiary at the request of any Governmental Agency; and (d) any material change in the capital structure of Borrower.

5.3                               Subsidiary Bank Shares.

5.3.1                     Encumbrance.  Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to directly or indirectly create, assume, incur, suffer or permit to exist any pledge, encumbrance, security interest, assignment, lien or charge of any kind or character on the Subsidiary Bank Shares. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to sell, transfer, issue, reissue, exchange or grant any option with respect to any Subsidiary Bank Shares.

5.3.2                     Dilution.  Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to cause or allow the percentage of Subsidiary Bank Shares owned directly or indirectly by Borrower to diminish as a percentage of the outstanding capital stock of the applicable Subsidiary.

5.4                               Business Operations.

5.4.1                     Compliance with Transaction Documents.  Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to breach or fail to perform or observe in any material respect any of the terms and conditions of the Note or any other Transaction Document.  For purposes of this Agreement, any failure by Borrower to pay any amounts under the Agreement, the Note or any other Transaction Document when due (taking into account any applicable cure period) shall be deemed to be material.

5.4.2                     Banking Practices.  Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to engage in any unsafe or unsound banking practices as determined by a Governmental Agency which could reasonably be expected to have a material adverse effect upon the financial condition, business or operations of Borrower and its Subsidiaries, taken as a whole.

5.4.3                     Affiliate Transactions.  Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to enter into any transaction including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of business and in accordance with safe and sound banking practices and applicable laws and regulations, and pursuant to the reasonable requirements of Borrower’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.  For purposes of this Section 5.4.3 only, “Affiliate” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly Controlling, Controlled by, or under common Control with, said Person, and their respective Affiliates, members, partners, shareholders, directors, officers, employees, agents and representatives.

5.4.4                     Insurance.  At its sole cost and expense, Borrower will maintain, and will cause each Subsidiary to maintain, bonds and insurance to such extent, covering such risks as is usual and customary for owners of similar businesses and properties in the same general area in which Borrower or a Subsidiary operates, including, without limitation, insurance for fire and other risks insured against by extended coverage, public liability insurance, workers’ compensation insurance.

5.5                               Compliance with Laws.

5.5.1                     Generally.  Borrower shall comply and cause each Subsidiary to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties, except in such instances in which (a) such requirement is being contested in good faith by appropriate proceedings diligently conducted, and (b) the failure to comply therewith could not reasonably be expected to have a material adverse effect upon the financial condition, business or operations of Borrower and its Subsidiaries, taken as a whole.

5.5.2                     Regulated Activities.  Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to (a) engage in any business or activity not permitted by all applicable laws and regulations, including without limitation, the FDI Act and any regulations promulgated thereunder, or (b) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound banking practices.

5.5.3                     Taxes.  Borrower shall promptly pay and discharge all material taxes, assessments and other governmental charges imposed upon Borrower or any Subsidiary or upon the income, profits, or property of Borrower or any Subsidiary and all claims for labor, material or supplies which, if unpaid, could reasonably be expected to become a lien or charge upon the property of Borrower or any Subsidiary.  None of Borrower or any Subsidiary shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and reserves therefore shall be maintained on the books of Borrower and such Subsidiary as are deemed adequate by Lender.

5.5.4                     ERISA.  As soon as possible, and in any event within ten Business Days, after: (a) Borrower or any ERISA Affiliate knows that with respect to any Employee Benefit Plan, a “prohibited transaction,” a “reportable event,” or any other event or condition which could subject Borrower or any ERISA Affiliate to liability under ERISA or the Code; or (b) the institution of steps by Borrower or any ERISA Affiliate to withdraw from, or the institution of any steps by any party to terminate, any Employee Benefit Plan; has or may have occurred, Borrower shall deliver to Lender a certificate of a responsible officer setting forth the details of such matter, the action that Borrower proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation.  For purposes of this covenant, Borrower shall be deemed to have knowledge of all facts known by the fiduciaries of any plan of Borrower or any ERISA Affiliate.

5.5.5                     Environmental Matters.  Borrower shall: (a) exercise, and cause each Subsidiary to exercise, due diligence in order to comply with all Hazardous Materials Laws; (b) promptly advise Lender in writing and in reasonable detail of (i) any Condition or Release required to be reported to any Governmental Agency under any applicable Hazardous Materials Laws, (ii) any and all material written communications with respect to Hazardous Materials Claims or any Condition or Release required to be reported to any Governmental Agency that could reasonably be expected to have a material adverse effect on the Borrower or any depository institution Subsidiary, (iii) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Material on, under or about any Property, the existence of which is reasonably likely to give rise to an Environmental Claim, or (B) any Environmental Claim that could reasonably be expected to have a material adverse effect on Borrower or any Subsidiary, (iv) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Property that could cause such Property or any part thereof to be subject to any materially adverse restrictions on the ownership, occupancy, transferability or use thereof under any Hazardous Materials Law that could reasonably be expected to have a material adverse effect or Borrowers or any Subsidiaries, and (v) any request for information from any Governmental Agency indicating that such agency has initiated an investigation as to whether Borrower or any Subsidiary may be potentially responsible for a Condition or Release or threatened Condition or Release of Hazardous Materials; (c) at its own expense, provide copies of such documents as Lender may reasonably request in relation to any matters disclosed pursuant to this Section 5.5.5; (d) promptly take any and all necessary remedial action in connection with any Condition or Release or threatened Condition or Release on, under or from any Property in order to comply with all applicable Hazardous Materials Laws except as could not be reasonably be expected to have a material adverse effect on Borrower or any Subsidiary.  In the event Borrower or any Subsidiary undertakes any remedial action with respect to such Hazardous Material on, under or about any Property, Borrower or such Subsidiary shall conduct and complete such remedial action in material compliance with all applicable Hazardous Materials Laws and in accordance with the material terms with the policies, orders and directives of all Governmental Agencies.  Borrower shall permit Lender, from time to time and in its reasonable and absolute discretion, to retain, at Borrower’s expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for Borrower or any Subsidiary.  Borrower shall promptly notify Lender of (1) any acquisition of stock, assets, or property by Borrower or any Subsidiary outside the ordinary course of business that reasonably could be expected to expose Borrower or any Subsidiary to, or result in, a Hazardous Materials

Claim that could have a material adverse effect or that could be expected to have a material adverse effect on any governmental authorization, license, permit or approval then held by Borrower or any Subsidiary, and (2) any proposed action outside the normal course of business to be taken by Borrower or any Subsidiary to commence industrial or other operations that could subject Borrower or any Subsidiary to additional laws, rules or regulations, including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses.

5.5.6                     Environmental Indemnity.  Borrower hereby agrees to defend, indemnify and hold harmless Lender, its directors, officers, employees, agents, successors and assigns (including, without limitation, any participants in the Loan) from and against any and all losses, damages, liabilities, claims, actions, judgments, court costs and legal or other expenses (including, without limitation, attorney’s fees and expenses) which Lender may incur as a direct or indirect consequence of (a) any Hazardous Materials Claim or any other violation of a Hazardous Materials Law, or (b) the use, generation, manufacture, storage, disposal, threatened disposal, transportation or presence of Hazardous Materials in, on, under or about the Property or otherwise by Borrower or any Subsidiary.  Borrower’s duty and obligations to defend, indemnify and hold harmless Lender shall survive the cancellation of the Note and any other Transaction Documents.

5.5.7                     Corporate Existence.  Except in connection with a consolidation or merger in compliance with Section 5.2.1 or as otherwise disclosed in Section 5.2.7 of the Disclosure Schedule, Borrower shall do or cause to be done all things necessary to maintain, preserve and renew its corporate existence and that of the Subsidiaries and its and their material rights and franchises, and comply with all material related laws applicable to Borrower or the Subsidiaries.

5.5.8                     USA Patriot Act Matters.  Borrower shall not, nor shall it cause, permit or allow, any Subsidiary (a) to be or become subject at any time to any law, regulation, or list of any Government Agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) to fail to provide documentary or other evidence of Borrower’s identity as may be reasonably requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

5.6                               Lender Expenses.  Whether or not the Initial Disbursement is made, Borrower will (a) pay all reasonable out-of-pocket costs and expenses of Lender incident to the transactions contemplated by this Agreement including, without limitation, all costs and expenses incurred in connection with the preparation, negotiation and execution of the Transaction Documents, or in connection with any modification, amendment, alteration, or the enforcement of this Agreement, the Note or the other Transaction Documents, including, without limitation, Lender’s reasonable out-of-pocket expenses and the reasonable charges and disbursements to counsel retained by Lender, and (b) pay, on demand, and save Lender and all other holders of the Note harmless against any and all liability with respect to amounts payable as a result of (i) any stamp or documentary taxes which may be determined to be payable in connection with the execution and delivery of this Agreement, the Note or the other Transaction

Documents or any modification, amendment or alteration of the terms or provisions of this Agreement, the Note or the other Transaction Documents (which taxes exclude income taxes owed by Lender in respect of interest or other amounts paid on the Note), (ii) any interest or penalties resulting from nonpayment or delay in payment of such expenses, charges, disbursements, liabilities or taxes, and (iii) any income taxes in respect of any reimbursement by Borrower for any of such violations, taxes, interests or penalties paid by Lender.  The obligations of Borrower under this Section 5.6 shall survive the repayment in full of the Note.  Any of the foregoing amounts incurred by Lender and not paid by Borrower within 30 days of demand by Lender shall bear interest from the date demanded at the rate of interest in effect for Borrowing Tranches on such date plus 3% per annum and shall be deemed part of Borrower’s Liabilities hereunder.

5.7                               Inspection Rights.  Borrower shall permit and cause the Subsidiaries to permit Lender, through Lender’s employees, attorneys, accountants or other agents, to inspect any of the properties, corporate books and financial books and records of Borrower and any Subsidiary at such times as Lender reasonably may request upon reasonable advance notice to Borrower, subject to Borrower’s confidentiality and privacy obligations under applicable laws and regulations.

6.                                      REPORTING.  Borrower shall furnish and deliver or cause to be furnished and delivered to Lender:

6.1                               Annual.  As soon as available, but in any event not more than 100 days (or such shorter time following the end of each fiscal year as shall be required by applicable rules, regulations or other guidance of the SEC or any other Governmental Agency) after the close of each fiscal year of Borrower, (a) the consolidated audited financial statements for Borrower and the Subsidiaries, including a balance sheet and related profit and loss statement, prepared in accordance with GAAP consistently applied throughout the periods reflected therein, which financial statements shall be accompanied by the unqualified opinion of Borrower’s Accountant or other independent certified public accountants reasonably acceptable to Lender, which opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and, (b) if required by the rules, regulations or other guidance of the SEC, the annual report of Borrower filed on Form 10-K.

6.2                               Quarterly.  As soon as available, but in any event not more than 45 days after the close of each of the first three quarterly periods of each fiscal year of Borrower with respect to Section 6.2(a) and not more than 30 days after the close of each quarterly period of each fiscal year of Borrower with respect to Sections 6.2(b) through 6.2(c): (a) if required by the rules, regulations or other guidance of the SEC, a copy of the quarterly report filed on Form 10-Q with the SEC including the consolidated financial statements of Borrower regarding such quarter, including balance sheet, statements of income and retained earnings and statements of cash flows for the quarter then ended; (b) the call reports filed by any depository institution Subsidiary with federal bank regulatory agencies; and (c) Forms FRY-9C filed by Borrower with federal bank regulatory agencies.

6.3                               Compliance Certificate.  Borrower shall furnish Lender, at the same time as the financial reports referred to in Section 6.1 and not more than 45 days after the close of each of the first three quarterly periods of each fiscal year of Borrower with respect to the reposts referred to in Section 6.2, a quarterly compliance certificate in the form attached as Exhibit D hereto.  Such quarterly compliance certificate shall be signed by the Chief Executive Officer, President, Chief Financial Officer or Treasurer of Borrower and shall also contain, in a form and with such specificity as is reasonably satisfactory to Lender, such additional information as Lender shall have reasonably requested by Borrower prior to the submission thereof.

6.4                               Copies of Other Reports and Correspondence.  To the extent permitted by law and Governmental Agencies, promptly after same are available, copies of each of the following: (a) each annual report, proxy or financial statement or other report or communication sent by Borrower or any Subsidiary to the shareholders of Borrower; (b) all annual, regular, periodic and special reports and registration statements which Borrower or any Subsidiary may file or be required to file with any federal or state banking regulatory agency or any other Governmental Agency or with any securities exchange; (c) promptly upon receipt thereof, one copy of each written audit report submitted to Borrower by Borrower’s Accountant; and, (d) if requested by Lender, certain written reports presented to the board of directors of Borrower or any depository institution Subsidiary (including reports relating to delinquent, classified or assets requiring special attention or monitoring).

6.5                               Proceedings.  Promptly after receiving knowledge thereof, but in no event later than the tenth day following receipt, to the extent not prohibited by law, notice in writing of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, actions, suits and proceedings) that are initiated by, or brought before, any court or Governmental Agency, in connection with Borrower or any Subsidiary; provided, however, Borrower shall not be obligated to provide such notice in connection with (a) ordinary course of business litigation, or (b) actions initiated by, or brought before, the FRB, the FDIC, the OCC or the Michigan DIFS, which, if adversely decided, would not have a material adverse effect on the financial condition, business or operations of Borrower.

6.6                               Event of Default; Material Adverse Change.  Promptly after the occurrence thereof, notice of any other matter which has resulted in, or could reasonably be expected to result in, a Default, an Unmatured Event of Default, an Event of Default or a materially adverse change in the financial condition, business or operations of Borrower or any Subsidiary.

6.7                               Issuance of Borrower Capital Instruments.  An amended Section 4.1.2 of the Disclosure Schedule in the event that Borrower or any depository institution Subsidiary issues any capital stock or any other instrument that qualifies as capital for regulatory purposes, provided, that any filing with the SEC regarding the issuance of capital stock or other instrument shall be deemed to have satisfied this requirement.  The amended Section 4.1.2 of the Disclosure Schedule shall set forth the amount of any proceeds to the Borrower of any such issuance.

6.8                               Other Information Requested by Lender.  Subject to applicable law, such other information concerning the business, operations, financial condition and regulatory status of Borrower or any Subsidiary as Lender may from time to time reasonably request.

6.9                               Electronic Delivery of Reporting Materials.   Borrower shall be deemed to be in compliance with its delivery obligations under this Section 6 with respect to any documents or information that is publicly filed or delivered electronically and if so filed or delivered electronically, shall be deemed to have been delivered for purposes of this Agreement on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender).

7.                                      FINANCIAL COVENANTS.  For so long as this Agreement remains effective or any obligation of Borrower to Lender in connection therewith is or may become outstanding:

7.1                               Capitalization.  Borrower (on a consolidated basis) shall maintain, and cause each depository institution Subsidiary to maintain, such capital as shall be necessary to permit (a) Borrower to qualify (absent the existence of one or more formal regulatory agreements from time to time with respect to any depository institution Subsidiary other than Talmer Bank) as “well capitalized” and (b) the each depository institution Subsidiary to qualify (absent the existence of one or more formal regulatory agreements that are currently in effect) as “well capitalized” and to permit each depository institution Subsidiary to declare dividends at the discretion of its board of directors, each in accordance with the rules, regulations and applicable guidance of its respective primary federal regulator, as in effect from time to time and consistent with the financial information and reports filed with the appropriate Governmental Agency as contemplated in Section 6 hereof.

7.2                               Risk-Based and Leverage Capital Ratios.  Borrower (on a consolidated basis) shall maintain a “Total Risk-Based Capital Ratio” (Total Capital divided by Total Risk-Based Assets) equal to or in excess of thirteen percent (13%) and shall cause Talmer Bank and First Place to maintain a total Risk-Based Capital Ratio of fourteen percent (14%) and twelve percent (12%), respectively, as measured as of the last day of each fiscal quarter of Borrower and each such Subsidiary.  In addition, Borrower (on a consolidated basis) shall maintain, and cause each Subsidiary Bank to maintain a “Leverage Capital Ratio” (Tier 1 Capital divided by Total Average Assets) equal to or in excess of the greater of (a) nine percent (9%) and (b) the Leverage Capital Ratio minimum established by the primary federal regulatory of Borrower or any Subsidiary Bank, as measured as of the last day of each fiscal quarter of Borrower and each Subsidiary Bank.  All ratios and capital amounts required in this section shall be calculated in accordance with the rules, regulations and applicable guidance of the applicable primary federal regulator as in effect from time to time and shall be derived from and be consistent with the applicable quarterly financial statements filed with the appropriate Governmental Agency, as contemplated in Section 6 hereof.

7.3                               Nonperforming Assets to Tangible Capital.  Borrower (on a consolidated basis) shall Borrower to maintain, as of the last day of each fiscal quarter of Borrower, a ratio of Nonperforming Assets to Tangible Primary Capital (Nonperforming Assets divided by Tangible Primary Capital) of not more than 23%.  For purposes of this Agreement, (i) “Nonperforming Assets” shall mean the sum of all other real estate owned and repossessed assets, non-accrual loans and loans on which any payment is 90 or more days past due but which continue to accrue interest held by any depository institution Subsidiary, Borrower or any other Subsidiary (but excluding all such loans and other assets that also are (A) reported as “covered assets” in the applicable quarterly financial statements filed by any depository institution Subsidiary with the appropriate Governmental Agency and which relate to loss-share arrangements with the FDIC, (B) expressly guaranteed by a U. S. government entity such as Ginnie Mae or any other similar organization and (C) troubled debt restructurings (so long as the TDR continues to accrue interest)), (ii) “Tangible Primary Capital” shall mean, as reported by the applicable depository institution Subsidiary on Schedule RC-R of its quarterly filing with the applicable primary federal regulator, the total amount of (A) the equity capital, plus (B) the Allowance for Loan Losses, plus, (C) without duplication, mortgage servicing rights, minus (D) all intangibles and (iii) “Allowance for Loan Losses” shall mean the amount of such balance sheet account of the applicable depository institution Subsidiary which, in all cases, shall be derived from the quarterly reports filed with the applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof.

7.4                               Reserves to Nonperforming Loans. Borrower shall (on a consolidated basis) maintain, as of the last day of each calendar quarter, a ratio of the Allowances for Loan Losses to Nonperforming Loans (Allowance for Loan Losses divided by Nonperforming Loans) of not less than 55%.  For purposes of this Agreement, “Nonperforming Loans” shall mean the sum of all non-accrual loans and loans on which any payment is 90 or more days past due but which continue to accrue interest held by any depository institution Subsidiary, Borrower or any other Subsidiary (but excluding all such loans that also are (i) reported as “covered assets” in the applicable quarterly financial statements filed by any depository institution Subsidiary with the appropriate Governmental Agency and which relate to loss-share arrangements with the FDIC, (ii) expressly guaranteed by a U. S. government entity such as Ginnie Mae or any other similar organization and (iii) troubled debt restructurings (so long as the TDR continues to accrue interest)) which, in all cases, shall be derived from the quarterly reports filed with the applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof.

7.5                               Liquidity.  Borrower shall, in the aggregate, own and maintain unencumbered Liquid Assets in an amount in excess of $7,500,000 as measured as of the last day of each fiscal quarter of Borrower.  For purposes of this Agreement, “Liquid Assets” shall mean the sum of all cash balances (including proceeds from the Loan) and marketable securities held by Borrower in such balance sheet accounts which, in all cases, shall be derived from the quarterly reports filed with the applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof.

7.6                               Minimum Fixed Charge Coverage Ratio.  Borrower shall maintain, as measured as of the last day of each fiscal quarter of Borrower on a rolling four quarter basis for the trailing 12 month period ending on the last day of such fiscal quarter (the “Measurement Period”), a Fixed Charge Coverage Ratio in an amount that equals or exceeds 1.75x (175%).  For purposes of this Agreement, “Fixed Charge Coverage Ratio” shall mean with respect to the applicable period, the sum of (a) net income of Borrower (on a consolidated basis) plus (b) the amount of any goodwill amortization expense for the Measurement Period, plus (c) all contractually due interest which sum shall be reduced by any dividends or similar distributions declared or paid (without duplication) during the Measurement Period, by Borrower, which aggregate amount shall be divided by an amount equal to the sum of all contractually due interest and principal amounts in respect to Indebtedness of Borrower or any Subsidiary (without duplication and including amounts due under the Junior Indebtedness and assuming an imputed outstanding principal amount equal to the Maximum Principal Amount under the Loan and an amortization of such Maximum Principal Amount using the straight line method over a 5 year period) during such Measurement Period which, in all cases, shall be derived from the quarterly reports filed with the applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof.

8.                                      BORROWER’S DEFAULT.

8.1                               Borrower’s Defaults and Lender’s Remedies.

8.1.1                     Events of Default.  Regardless of whether Borrower has given the required notice under Section 6.6, the occurrence of one or more of the following will constitute a “Default” and each of the events described below shall be an “Event of Default” under this Agreement:

8.1.1.1                                                           Borrower fails to pay (a) any principal on the Note when due, (b) any interest on the Note within 5 days after the same becomes due, or (c) any other fees, charges, costs or expenses under this Agreement or any other Transaction Document within 5 days after the same becomes due (or, if no due date is provided therefore, 5 days after payment is requested); or

8.1.1.2                                                           Failure of Borrower or any Subsidiary to perform or observe any agreement, instrument, term, provision, obligation, condition, or covenant (other than any such failure that results in an Event of Default as expressly provided in any other clause of this Section 8.1.1) required to be performed or observed by Borrower or any Subsidiary hereunder or under any other Transaction Document or under any other agreement with or in favor of Lender or any Affiliate of Lender, and in each case such failure continues uncured for a period of 15 days after written notice of failure to perform or observe is given to Borrower by Lender; or

8.1.1.3                                                           Any financial information, statement, certificate, representation or warranty given to Lender by or concerning Borrower in connection with entering into this Agreement or any other Transaction Documents, or required to be furnished under the terms hereof or thereof, proves untrue or misleading in any material respect (as determined by Lender in the exercise of its reasonable judgment) as of the time when given and such untrue or misleading condition continues uncured for 10 days after written notice thereof is given to Borrower by Lender; or

8.1.1.4                                                           Borrower defaults, or otherwise fails to satisfy all of its obligations (except if each such default or failure to satisfy any such obligation has been waived by the holder of such Indebtedness in writing), under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any Indebtedness (other than the Loan) in excess of $5,000,000 owing by Borrower to any third party, in each case beyond any period of grace provided for in the instrument or instruments evidencing such Indebtedness and after giving effect to any forbearance arrangements relating thereto; or

8.1.1.5                                                           Any “Event of Default” or “Default” as defined under any of the Transaction Documents (other than this Agreement) occurs and is continuing in each case beyond any period of grace provided for therein, and such failure continues uncured 5 days after notice thereof from Lender to Borrower; or

8.1.1.6                                                           The wind-down or dissolution of Borrower; or

8.1.1.7                                                           The execution by Borrower of any financing agreements or arrangements of any kind whatsoever relating to or otherwise affecting all or any part of or interest in any Subsidiary Bank Shares; or

8.1.1.8                                                           Any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender or Borrower from performing any of their obligations under this Agreement or any of the other Transaction Documents, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within 60 days after the granting of such decree or order; or

8.1.1.9                                                           The FRB, the Michigan DIFS, the FDIC or other Governmental Agency charged with the regulation of depository institutions: (a) issues after the date hereof to Borrower or any depository institution Subsidiary, or initiates after the date hereof any action, suit or proceeding to obtain against, impose on or require from Borrower or any depository institution Subsidiary, memorandum of understanding (other than a memorandum of understanding that replaces a formal enforcement action existing on the date hereof), a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a capital directive, a capital restoration plan, any restrictions or limitations that prevent or as a practical matter impair the payment of dividends or the payments of any debt by Borrower or any depository institution Subsidiary, restrictions or limitations that make the payment of the dividends by Borrower or any depository institution Subsidiary subject to prior regulatory notice or approval, a notice or finding under Section 8(a) of the FDI Act, or any similar enforcement action or proceeding; or (b) proposes or issues to any then current executive officer or director of Borrower or any depository institution Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties; or

8.1.1.10                                                    The filing of formal charges by any Governmental Agency, including without limitation, the issuance of an indictment, under a RICO Related Law against Borrower or any depository institution Subsidiary; or

8.1.1.11                                                    Final judgment or judgments for the payment of money in an amount in excess of $10,000,000 is or are outstanding against Borrower or against any of its property or assets, and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

8.1.1.12                                                    Any depository institution Subsidiary is notified after the Closing Date that it is considered an institution in “troubled condition” within the meaning of

12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for any depository institution Subsidiary; or

8.1.1.13                                                    Borrower or any depository institution Subsidiary becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business; or if a trustee, conservator or receiver of any substantial part of the assets of Borrower or any depository institution Subsidiary is applied for or appointed,; or

8.1.1.14                                                    Any proceedings involving Borrower or any depository institution Subsidiary are commenced by or against Borrower or any depository institution Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, or an order shall be entered approving the petition in such proceedings; or

8.1.1.15                                                    Borrower applies for, consents to or acquiesces in the appointment of a trustee, receiver, conservator or liquidator for itself under Chapter 7 or Chapter 11 of the Bankruptcy Code (the “Code Provisions”), or in the absence of such application, consent or acquiescence, a trustee, conservator, receiver or liquidator is appointed for Borrower under the Code Provisions, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution, liquidation, or conservatorship proceeding is instituted by or against Borrower under the Code Provisions, or if Borrower is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Code Provisions; or

8.1.1.16                                                    Any depository institution Subsidiary applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for any depository institution Subsidiary; or

8.1.1.17                                                    The capital stock of any Subsidiary is attached, seized, subjected to a writ of distress warrant, or is levied upon or becomes subject to any lien, claim, security interest or other encumbrance of any kind, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

8.1.2                     Lender’s Remedies.  Upon the occurrence of any Event of Default, Lender shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Lender by law or equity or the terms of any Transaction Document, to do any or all of the following, concurrently or successively, without notice to Borrower; provided, however, upon the occurrence of an Event of Default identified in any of Sections 8.1.1.14  through 8.1.1.16, the unpaid principal amount under the Loan, all interest and all other amounts outstanding under this Agreement or any other Transaction Document shall automatically become due and payable without further act of Lender:

8.1.2.1                                                           Declare the Note to be, and it shall thereupon become, immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding; or

8.1.2.2                                                           Terminate Lender’s obligations under this Agreement to extend credit of any kind or to make any disbursement, whereupon the commitment and obligation of Lender to extend credit or to make disbursements hereunder shall terminate.

8.2                               Protective Advances.  If an Event of Default occurs, Lender may (but shall in no event be required to) cure any such Event of Default and any amounts expended by Lender in so doing, as determined by Lender in its sole and absolute discretion, shall (a) be deemed advanced by Lender under an obligation to do so regardless of the identity of the person or persons to whom such funds are furnished, (b) constitute additional advances hereunder, the payment of which is additional indebtedness evidenced by the Note, and (c) become due and owing, at Lender’s demand, with interest accruing from the date of disbursement thereof until fully paid at the Default Rate.

8.3                               Other Remedies.  Nothing in this Article 8 is intended to restrict Lender’s rights under any of the other Transaction Documents, other related documents, or at law or in equity, and Lender may exercise such rights and remedies as and when they are available.

8.4                               No Lender Liability.  To the extent permitted by law, Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, which was taken, omitted or made in good faith.

8.5                               Lender’s Fees and Expenses.  In case of any Event of Default hereunder, Borrower shall pay Lender’s reasonable out-of-pocket fees and expenses including, without limitation, attorneys’ fees and expenses, in connection with the enforcement of this Agreement or any of the other Transaction Documents or other related documents.

9.                                      MISCELLANEOUS.

9.1                               Indemnification.  Borrower shall indemnify, defend and hold Lender and its Affiliates (including their respective officers, directors, agents and employees) harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses) which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of Lender’s Affiliates in connection with, arising from or relating to Borrower’s breach of any covenant, obligation, agreement, representation or warranty set forth in this Agreement or any other Transaction Document, or arising from or relating to any willful misconduct by Borrower, except to the extent Borrower establishes that the loss, liability, obligations, penalty, claim, fine, demand, litigation, defense, cost, judgment, suit, proceeding, damage, disbursement or expense arose solely by reason of Lender’s or any of Lender’s Affiliates’ willful misconduct or gross negligence.

9.2                               Assignment and Participation.  Lender may pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein (provided Lender acts as agent for any participants, except as provided below) or in any of its rights and security hereunder.  Lender may also assign all or any part of the Loan and Lender’s obligations in connection therewith to one or more commercial banks or other financial institutions or investors (each an “Assignee

Lender”), provided, however, so long as no Event of Default exists, the Lender shall make no assignment except with the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed.  Lender shall notify Borrower in advance of the identity of any proposed Assignee Lender.  Upon delivery to Borrower of an executed copy of the Assignee Lender’s assignment and acceptance (a) each such Assignee Lender shall be deemed to be a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender, such Assignee Lender shall have the rights and obligations of Lender hereunder and under the other Transaction Documents and other related documents (b) Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Transaction Documents (including, without limitation, the obligation to fund the Assignee Lender’s share of the Loan) and other related documents.  Within five Business Days after receipt of a copy of the executed assignment and acceptance document, Borrower shall execute and deliver to Lender a new promissory note, as applicable (for delivery to the relevant Assignee Lender), in the form of Exhibit A hereto but substituting Assignee Lender’s name and evidencing such Assignee Lender’s assigned portion of the Loan and a replacement promissory note, as applicable, in the principal amount of the Loan retained by Lender (such promissory note to be in exchange for, but not in payment of, the promissory note then held by Lender).  The replacement promissory note shall be dated the date of the predecessor promissory note.  Lender shall mark the predecessor promissory note “exchanged” and deliver it to Borrower.  Accrued interest on that part of the predecessor promissory note evidenced by the new promissory note held by the Assignee Lender, and accrued fees, shall be paid as provided in the assignment agreement between Lender and to the Assignee Lender.  Accrued interest on that part of the predecessor promissory note evidenced by the replacement promissory note held by Lender shall be paid to Lender.  Accrued interest and accrued fees shall be so apportioned between the promissory note and paid at the same time or times provided in the predecessor promissory note and in this Agreement.  Borrower authorizes Lender to disclose to any prospective Assignee Lender (subject to customary confidentiality obligations) any financial or other information pertaining to Borrower or the Loan.  Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 9.2, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Transaction Documents and other related documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from its obligations thereunder.

9.3                               Prohibition on Assignment.  Borrower shall not assign or attempt to assign its rights under this Agreement, either voluntarily or, except to the extent permitted by the terms of Section 5.2.1 of this Agreement, by operation of law.

9.4                               Time of the Essence.  Time is of the essence of this Agreement.

9.5                               No Waiver.  No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by Lender, and any such waiver shall be effective only to the extent set forth in such writing.  No failure to exercise or delay in exercising, by Lender or any holder of the Note, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity.  No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.  No consent or waiver, expressed or implied, by Lender to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder.  Failure on the part of Lender to complain of any acts or failure to act or to declare a Default or an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lender of its rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.

9.6                               Severability.  Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein.  Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

9.7                               Usury; Revival of Liabilities.  All agreements between Borrower and Lender (including, without limitation, this Agreement and any other Transaction Documents) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under the laws of the State of New York.  If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other Transaction Documents, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the laws of the State of New York, and if for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful, such interest shall be applied to the payment of the last maturing installment or installments of the indebtedness to Lender (whether or not then due and payable) and not to the payment of interest.  To the extent that Lender received any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Lender and applied on account of Borrower’s Liabilities; provided, however, if Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.

9.8                               Notices and Electronic Communications.  Any notice which either party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:

if to Borrower:

Talmer Bancorp, Inc.
2301 West Big Beaver Road
Suite 525
Troy, Michigan 48084
Attn: Dennis L. Klaeser
Telephone No.: (248) 498-3848
Fax No.: (248) 649-2305
E-Mail Address: dklaeser@talmerbank.com

With a copy to:

Nelson Mullins Riley & Scarborough LLP
201 17th Street NW
Suite 1700
Atlanta, GA 30363
Attn: J. Brennan Ryan
Telephone No.: (404) 322-6218
Fax No.: (404) 322-6041
E-Mail Address: brennan.ryan@nelsonmullins.com

if to Lender:	U.S. Bank National Association
Depository Financial Institution Group
5065 Wooster Road, CN-OH-L2CB
Cincinnati, Ohio 45226-2326
Attn: Amie Staggs, Account Administrator
Telephone No.: (513) 277-5450
Fax No.: (513) 277-5364
E-Mail Address: amie.staggs@usbank.com

With a copy to:

U.S. Bank National Association
209 South LaSalle Street, Suite 501
Chicago, Illinois 60604
Attn: Peter G. Caligiuri, Vice President
Telephone No.: (312) 325-8744
E-Mail Address: peter.caligiuri@usbank.com

And to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn: Edwin S. del Hierro, P.C.
Telephone No.: (312) 862-3222
Fax No.: (312) 862-2200
E-Mail Address: ed.delhierro@kirkland.com

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven days after being given to the other party in the manner provided for above.  Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier.  Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender.  Either Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

9.9                               Successors and Assigns.  This Agreement shall inure to the benefit of the parties and their respective permitted successors and assigns except that, unless Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall confer any rights on any assignee of Borrower.

9.10                        No Joint Venture.  Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of Lender, shall be deemed to make Lender a partner or joint venturer with Borrower.

9.11                        Brokerage Commissions.  Lender and Borrower each represent and warrant to the other that they have not dealt with any brokers or finders to whom a brokerage commission or finder’s fee is due in connection with the Loan.  Each of Lender and Borrower hereby indemnifies and holds harmless the other from all loss, cost and expenses (including reasonable attorneys’ fees and expenses) arising out of a breach of its representation and warranty set forth in this Section 9.11.  The provisions of this Section 9.11 shall survive the Closing and the termination of this Agreement.

9.12                        Publicity.  Neither party shall publicize the Loan without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, except to the extent such disclosure is required by law. Borrower expressly consents to any announcement or reference to this transaction in ordinary course internal announcements or tombstones.

9.13                        Documentation.  All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form and substance satisfactory to Lender.

9.14                        Additional Assurances; Right of Set-off.  Borrower agrees that, at any time or from time to time, upon the written request of Lender, it will execute all such further documents and do all such other acts and things as Lender may reasonably request to effectuate the transaction herein contemplated.  If any Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of Borrower’s Liabilities or obligations  irrespective of whether or not Lender shall have made any demand hereunder or thereunder.  Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Lender under this Section 9.14 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have. Nothing contained in this Agreement or any other Transaction Document shall impair the right of Lender to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.

9.15                        Entire Agreement.  This Agreement, the Note, the Disclosure Schedule, the Exhibits hereto and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.  Neither party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement.

9.16                        Choice of Law, Jurisdiction and Venue.

9.16.2              GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.16.3              SUBMISSION TO JURISDICTION.  EACH OF BORROWER AND LENDER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGAINST THE OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

9.16.4              WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9.16.4.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

9.16.5              SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.8.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.17                        No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by Lender are arm’s-length commercial transactions between Borrower  and its Affiliates, on the one hand, Lender on the other hand, (ii) Borrower  has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) Borrower  is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; (b) (i) Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (ii) Lender does not have any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; and (c) Lender and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Lender has no obligation to disclose any of such interests to Borrower or its Affiliates.  To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.18                        No Third Party Beneficiary.  This Agreement is made for the sole benefit of Borrower and Lender, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

9.19                        Legal Tender of United States.  All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

9.20                        Captions; Counterparts.  Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions.  This Agreement may be executed by facsimile and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.21                        Knowledge; Discretion.  All references herein to Borrower’s best knowledge or to Borrower’s knowledge shall be deemed to mean the knowledge of chief executive officer, president, chief financial officer, general counsel and chief credit officer of the Borrower or any Subsidiary Bank based on commercially reasonable inquiry.  Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Lender, to the making of a determination or designation by Lender, to the application of Lender’s discretion or opinion, to the granting or withholding of Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Lender, or otherwise involving the decision making of Lender, shall be deemed to mean that Lender shall decide unilaterally using its sole and absolute discretion or judgment.

9.22                        WAIVER OF CONSEQUENTIAL DAMAGES, ETC.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL ASSERT, AND EACH PARTY HEREBY WAIVES, ANY CLAIM AGAINST THE OTHER PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF.  NO PARTY HERETO SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED TO SUCH UNINTENDED RECIPIENTS BY SUCH PARTY THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OTHER THAN FOR DIRECT OR ACTUAL DAMAGES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY AS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

9.23                        WAIVER OF RIGHT TO JURY TRIAL.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER.  BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL.  BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN AND (d) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS AGREEMENT AND THE OTHER TRANSACTION

DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their duly authorized representatives as of the date first above written.

TALMER BANCORP, INC.

By:	/s/ Dennis Klaeser
Name: Dennis Klaeser
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Peter G. Caligiuri
Name: Peter G. Caligiuri
Title: Vice President

S-1

EXHIBIT A

FORM OF BORROWING NOTICE

[MONTH] [DAY], 201[•]

U.S. Bank National Association
[•]

[•]

Attn:                    Correspondent Banking Division

Ladies and Gentlemen:

This will confirm the telephone conversation Ms./Mr.                                            had with your office on                           , 201    , regarding Borrowing Tranches under and as defined in the Loan Agreement dated as of December 20, 2013, between Talmer Bancorp, Inc., as Borrower, and U.S. Bank National Association, as Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) as follows:

FROM LOAN #:

Amount of Advance:	$

Effective Date:

We acknowledge that the election reflected herein is subject to Section 2.6 and the other provisions of the Loan Agreement.

Date:	Very truly yours,

TALMER BANCORP, INC.

By:
Authorized Signature

A-1

EXHIBIT B

FORM OF PROMISSORY NOTE

$35,000,000.00	New York, New York
Date: December 20, 2013

FOR VALUE RECEIVED, the undersigned, TALMER BANCORP, INC., a Michigan corporation (“Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association, or the holder hereof from time to time (“Lender”), at such place as may be designated in writing by Lender, the principal sum of THIRTY-FIVE MILLION AND NO/100THS DOLLARS ($35,000,000.00) (or so much thereof that has been advanced and remains outstanding), with interest thereon as hereinafter provided.  It is contemplated that there will be advances and payments under this note (this “Note”) from time to time, but no advances or payments under this Note (including payment in full of the unpaid balance of principal hereof prior to maturity) shall affect or impair the validity or enforceability of this Note as to future advances hereunder.  This Note is issued pursuant to the terms of that certain Loan Agreement of even date herewith by and between Borrower and Lender as amended, restated, supplemented or modified from time to time (the “Loan Agreement”).  All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

Interest shall accrue on all sums as advanced and outstanding from time to time under this Note and Loan Agreement as set forth in the Loan Agreement.  Such interest shall be due and payable as set forth in the Loan Agreement.

The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable on the Maturity Date.  Additional principal payments shall be made in accordance with the provisions of the Loan Agreement.

This Note is issued pursuant to the terms of the Loan Agreement.  If a Default or an Event of Default shall occur and be continuing, the principal of this Note together with all accrued interest thereon may, at the option of the holder hereof, immediately become due and payable on demand in accordance with the terms of the Loan Agreement; provided, however, that if any document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document.

Unless otherwise provided in the Loan Agreement, all payments on account of the indebtedness evidenced by this Note shall be first applied to the payment of costs and expenses of Lender which are due and payable, then to past-due interest on the unpaid principal balance and the remainder to principal.

This Note may be prepaid only upon those terms and conditions set forth in the Loan Agreement.

From and after the Maturity Date, or such earlier date as all sums owing on this Note become due and payable by acceleration or otherwise, or after the occurrence of a Default or an

Event of Default, and as otherwise provided in the Loan Agreement, interest shall be computed on all amounts then due and payable under this Note at the Default Rate as provided in the Loan Agreement.

If any attorney is engaged by Lender to enforce or defend any provision of this Note or any of the other Transaction Documents, or as a consequence of any Default or Event of Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys’ fees and expenses, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and expenses had been added to the principal.

No previous waiver and no failure or delay by Lender or Borrower in acting with respect to the terms of this Note or any of the other Transaction Documents shall constitute a waiver of any breach, default or failure of condition under this Note, the Loan Agreement or any of the other Transaction Documents.  A waiver of any term of this Note or any of the other Transaction Documents or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver.  In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the Loan evidenced by this Note, the terms of this Note shall prevail.

Except as otherwise provided in the Loan Agreement, Borrower expressly waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of late charges, and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.  In addition, Borrower expressly agrees that this Note and any payment coming due hereunder may be extended from time to time without in any way affecting the liability of any such party hereunder.

Time is of the essence with respect to every provision hereof.  This Note shall be construed and enforced in accordance with the laws of the State of New York, except to the extent that federal laws preempt the laws of the State of New York, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any Federal or State court having situs in New York, New York and having proper venue, and also consent to service of process by any means authorized by New York or Federal law.  Any reference contained herein to attorneys’ fees and expenses shall be deemed to be to reasonable fees and expenses and to include all reasonable fees and expenses of third-party attorneys and the reasonable fees and expenses of any other experts or consultants.

All agreements between Borrower and Lender (including, without limitation, this Note and the Loan Agreement, and any other documents securing all or any part of the indebtedness evidenced hereby, if any) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision hereof, the Loan Agreement or any other documents securing all or any part of the indebtedness evidenced hereby at the time performance of such provisions shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under such applicable laws, and if, for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal of this Note (whether or not then due and payable) and not to the payment of interest or refunded to Borrower if such principal has been paid in full.

Any notice which either party hereto may be required or may desire to give hereunder shall be governed by the notice provisions of the Loan Agreement.

[Remainder of Page Intentionally Left Blank]

EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER.  BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL.  BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE TRANSACTION DOCUMENTS, (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN AND (d) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

IN WITNESS WHEREOF, the undersigned has executed this Note or caused this Note to be executed by its duly authorized representative as of the date first above written.

TALMER BANCORP, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF OPINION OF BORROWER’S COUNSEL IN THE FORM DELIVERED AT CLOSING

C-1

EXHIBIT D

FORM OF QUARTERLY COMPLIANCE CERTIFICATE

for the Quarter Ended

The undersigned, the                                          of Talmer Bancorp, Inc. (“Borrower”), hereby delivers this certificate pursuant to Section 6.3 of that certain Loan Agreement dated as of December 20, 2013, between Borrower and U.S. Bank National Association (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) and certifies as of the date hereof as follows:

1.                                      Attached hereto are the financial reports described in Section 6 of the Agreement for the above-referenced period.

2.                                      Borrower is in compliance in all material respects with all covenants contained in the Agreement, and has provided a detailed calculation, as of the last day of the quarter ended on the date set forth in the title hereof, of the financial covenants set forth in Section 7 of the Agreement on Annex A attached hereto.

3.                                      No Default, Unmatured Event of Default or Event of Default has occurred or is continuing under the Agreement.  [Or, if incorrect, provide detail regarding the Default or Event of Default and the steps being taken to cure it and the time within which such cure will occur.]

4.                                      Borrower’s representations and warranties set forth in the Agreement are true in all material respects (where not already qualified by materiality, and where already qualified by materiality, in all respects) as of the date of this certificate.

Capitalized terms in this Quarterly Compliance Certificate that are otherwise undefined shall have the meanings given them in the Agreement.

Dated: [•]
TALMER BANCORP, INC.

By:
		Name:	[•]
		Title:	[•]

D-1

ANNEX A

TO

QUARTERLY COMPLIANCE CERTIFICATE

A.	Risk-Based and Leveraged Capital Adequacy Guidelines. (Sections 7.1 and 7.2)
(as of the fiscal quarter ending , 201 )

1.	Borrower
	(FRB Capital Guidelines)	In Compliance	Not In Compliance

2.	Subsidiary Banks -
	(Talmer Bank - FDIC Capital Guidelines)	In Compliance	Not In Compliance
	(First Place - OCC Capital Guidelines)	In Compliance	Not In Compliance

[minimum capital category required: “well capitalized”]
[minimum required total risk-based capital ratio: Borrower / 13%]
[minimum required total risk-based capital ratio: Talmer Bank / 14%]
[minimum required total risk-based capital ratio: First Place / 12%]
[minimum required leverage capital ratio:
Borrower, Talmer Bank and First Place / 9% or greater as required by FRB, FDIC or OCC]

B.	Maximum Nonperforming Assets. (Section 7.3)
(as of the fiscal quarter ending , 201 )

1.	Total Nonperforming Assets		$

2.	Tangible Primary Capital		$

3.	NPAs divided by Primary Capital [B.1 divided by B.2]		%

[maximum permitted - 23%]

C.	Minimum Reserves to Nonperforming Loans. (Section 7.4)
(as of the fiscal quarter ending , 201 )

1.	Allowance for Loan and Leases Losses		$

2.	Nonperforming Loans		$

3.	ALLL divided by NPLs [C.1 divided by C.2]		%

[minimum required ALLL: 55% of NPLs]

D.	Minimum Liquidity. (Section 7.5)

Liquid Assets		$

[minimum required Liquid Assets - $7,500,000]

E.	Minimum Fixed Charge Coverage Ratio. (Section 7.6)
(as of the fiscal quarter ending , 201 )

1.	Net Income of Borrower (on a consolidated basis)	$

2.	Amount of Goodwill Amortized by Borrower	$

3.	Cash distributions or declarations by Borrower	$

4.	Interest Expense (contractually due)	$

5.	[E.1. plus E.2. plus E.4. minus E.3.]	$

6.	Interest Expense (contractually due)	$

7.	Required Principal Payments	$

8.	Imputed Principal Amount on Loan	$7,000,000

9.	[E.6. plus E.7. plus E.8.]	$

10.	Fixed Charge Coverage Ratio [E.5. divided by E.9.]	to 1.00

[minimum required fixed charge coverage ratio (rolling four quarter basis - 1.75x to 1.00]